Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of February 15, 2024, by and among CRG Partners III L.P., CRG Partners III - Parallel Fund “A” L.P., CRG Partners III (Cayman) Unlev AIV I L.P., CRG Partners III (Cayman) Lev AIV I L.P. and CRG Partners III Parallel Fund “B” (Cayman) L.P. (together, “CRG” or the “Purchasers”, with each of the purchasing entities, a “Purchaser”) and T2 Biosystems, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties desire for CRG to exchange a portion of its currently outstanding debt (including outstanding principal amounts, but excluding any accrued but unpaid interest thereon, and provided that the prepayment premiums and back-end fees associated with such principal amounts shall be waived upon the Closing (as defined below)) in the amounts set forth on Schedule A hereto into equity securities of the Company (the “Exchange,” with such exchanged amount, the “Exchange Amount”);

WHEREAS, the parties intend to execute that certain Consent to Term Loan Agreement relating to the reduction of its currently outstanding debt (the “Consent to Term Loan Agreement” and, together with this Agreement, the “Transaction Documents”) in connection with the Exchange; and

WHEREAS, as consideration for the Exchange, at the Closing (as defined below) the Company shall issue to the Purchasers in a private placement offering (the “Offering”) a Corresponding Number (defined below) of (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) subject to terms described below, shares of newly designated convertible preferred stock, par value $0.001 per share, with the rights and preferences as substantially set forth in the form of Certificate of Designation attached hereto as Exhibit A attached hereto (the “Preferred Shares”), upon Exchange of the Exchange Amounts set forth on Schedule A hereto (collectively, the “Shares”).

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Sale and Purchase. Subject to the terms and conditions of this Agreement, each Purchaser hereby agrees to purchase at the Closing and the Company hereby agrees to sell and issue to each Purchaser at the Closing, a Corresponding Number of Shares in exchange for the outstanding debt set forth opposite such Purchaser’s name on Schedule A hereto. The “Corresponding Number” shall be determined by dividing the Exchange Amount by the lower of (a) the closing price for the Company’s Common Stock on Nasdaq on the business day preceding the Closing Date and (b) the average of the closing prices for the Company’s Common Stock on Nasdaq on the five business days preceding the Closing Date; provided, that (i) in the event the Corresponding Number of shares of Common Stock would result in (x) the Purchasers having beneficial ownership of greater than 49.99% or (y) CRG Partners III Parallel Fund “B” (Cayman) L.P. having beneficial ownership of greater than 9.99% of the Company’s outstanding shares of Common Stock (the respective “Ownership Thresholds”) of the Company’s outstanding shares of Common Stock following the Exchange, the Company shall deliver Preferred Shares in lieu of Common Stock, such that neither the Purchasers nor CRG Partners III Parallel Fund “B” (Cayman) L.P. will beneficially own greater than the respective Ownership Threshold as a result of the Exchange, such Preferred Stock to be convertible into shares of Common Stock representing the Corresponding Number of shares in excess of the respective Ownership Threshold, and (ii) in no event will the Corresponding Number exceed 100,000,000 shares of Common Stock.

2. Closing; Delivery.

(a) Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures within 10 business days following the satisfaction of each of the conditions set forth in Section 7 and Section 8 (to the extent not waived in accordance therewith) (the “Closing,” and the date on which the Closing occurs hereinafter referred to as the “Closing Date”). Subject to the forgoing, the specific date for the Closing Date shall be determined by the Company and the Purchasers, or absent agreement, on the 10th business day following the satisfaction or waiver of each of the conditions set forth in Section 7 and Section 8.

(b) Exchange; Delivery. Immediately upon the Closing, the Exchange shall be effected. At the Closing, the Company shall (i) deliver to each Purchaser an instruction to the Company’s transfer agent to issue evidence of book-entry notation, registered in the name of such Purchaser, representing the Corresponding Number of Shares to be issued and delivered to such Purchaser pursuant to the Exchange and, if necessary, (ii) a certificate representing the Preferred Shares being purchased by such Purchaser.

3. Representations and Warranties of the Company. Except as set forth in the SEC Reports, the Company hereby represents and warrants to each Purchaser, as of the Closing Date, the following:

(a) Organization and Qualification. The Company and each of its subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the assets, business, conditions (financial or otherwise), results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(b) Authorization, Enforcement, Compliance with Other Instruments.

(i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and any other agreements and documents that are exhibits hereto or thereto or are contemplated hereby or thereby or necessary or desirable to effect the transactions contemplated hereby or thereby and to issue the Shares, in accordance with the terms hereof and thereof;

(ii) the execution and delivery by the Company of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares, have been, or will be at the time of execution of such Transaction Document, duly authorized by the Company’s Board of Directors, and no further consent or authorization is, or will be at the time of execution of such Transaction Document, required by the Company, its respective Board of Directors or its stockholders;

(iii) each of the Transaction Documents will be duly executed and delivered by the Company; and

(iv) the Transaction Documents when executed will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c) Capitalization. The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. All of the outstanding shares of Common Stock and of the stock of each of the Company’s subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all liens. After giving effect to the Closing:

(i) no shares of capital stock of the Company or any of its subsidiaries will be subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company;

(ii) all of the outstanding shares of capital stock of the Company have the rights, preferences, privileges and restrictions set forth in the Company’s Restated Certificate of Incorporation, as in effect as of the date hereof (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws, as in effect as of the date hereof (the “Bylaws”).

(iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act;

(iv) except as set forth in the SEC Reports (as defined below), there are no outstanding comment letters from the SEC or any other regulatory agency;

(v) there are no securities or instruments containing anti-dilution or similar provisions, including the right to adjust the exercise, exchange or reset price under such securities, that will be triggered by the issuance of the Shares; and

(vi) no co-sale right, right of first refusal or other similar right will exist with respect to the Shares or the issuance and sale thereof.

(d) Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, and are free and clear from all taxes, liens and charges with respect to the issue thereof. In the event the Company is required to issue any Preferred Shares in connection with the Exchange, the shares of Common Stock issuable upon conversion of such Preferred Shares will have been duly authorized and reserved for issuance and, upon conversion of any Preferred Shares into shares of Common Stock, will be validly issued, fully paid and nonassessable, and are free and clear from all taxes, liens and charges with respect to the issue thereof.

(e) No Conflicts. The execution, delivery and performance of each of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the Bylaws (or equivalent constitutive document) of the Company or any of its subsidiaries or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any subsidiary is a party, except for those which would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a material violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected. Neither the Company nor any of its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, Bylaws or any other constitutive documents. Except for those violations or defaults which would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or any subsidiary. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except for any violation which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws and the rules of the Principal Market, neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Transaction Documents in accordance with the terms hereof or thereof. Neither the execution and delivery by the Company of the Transaction Documents, nor the consummation by the Company of the transactions contemplated hereby or thereby, will require any notice, consent or waiver under any contract or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of their assets is subject. The Company is unaware of any facts or circumstance, which might give rise to any of the foregoing.

(f) Absence of Litigation. Except as set forth in the SEC Reports, there is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries. For the purpose of this Agreement, the knowledge of the Company means the knowledge of the officers of the Company (both actual or knowledge that they would have had upon reasonable investigation).

(g) Acknowledgment Regarding Purchaser’s Purchase of the Shares. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.

(h) No General Solicitation. Neither the Company, nor any of its Affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 144 under the Securities Act (“Rule 144”).

(i) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

(j) Employee Relations. Neither Company nor any subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither Company nor any subsidiary is party to any collective bargaining agreement. The Company’s and/or its subsidiaries’ employees are not members of any union, and the Company believes that its and its subsidiaries’ relationship with their respective employees is good.

(k) Intellectual Property Rights. Except as set forth in the SEC Reports, the Company and each of its subsidiaries owns, possesses, or has rights to, all Intellectual Property necessary for the conduct of the Company’s and its subsidiaries’ business as now conducted, except as such failure to own, possess or have such rights would not reasonably be expected to result in a Material Adverse Effect and (ii) there are no unreleased liens or security interests which have been filed, or which the Company has received notice of, against any of the patents owned or licenses to the Company. Furthermore, (A) to the Company’s knowledge, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the Company’s knowledge, threatened, action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by the Company and its subsidiaries, and to the Company’s knowledge, the Intellectual Property licensed to the Company and its subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property, and, to the Company’s knowledge, there are no facts which would form a reasonable basis for any such claim, other than any such action, suit, proceeding or claim that would not be reasonably expected to have a Material Adverse Effect; (D) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, neither the Company nor any of its subsidiaries has received any notice of such claim and, to the Company’s knowledge, there are no other facts which would form a reasonable basis for any such claim, except for any action, suit, proceeding or claim as would not be reasonably expected to have a Material Adverse Effect; and (E) to the Company’s knowledge, no employee of the Company or any of its subsidiaries is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or any of its subsidiaries or actions undertaken by the employee while employed with the Company or any of its subsidiaries, except as such violation would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect and to the Company’s knowledge, (A) there are no facts that are reasonably likely to provide a basis for a finding that the Company or any of its subsidiaries does not have clear title or valid license or sublicense rights to the patents or patent applications owned or licensed to the Company or other proprietary information rights as being owned by, or licensed or sublicensed to, as the case may be, the Company or any of its subsidiaries, (B) no valid issued U.S. patent is or would be infringed by the activities of the Company or any of its subsidiaries relating to products currently or proposed to be manufactured, used or sold by the Company or any of its subsidiaries and (C) there are no facts with respect to any issued patent owned or licensed to the Company that would cause any claim of any such patent not to be valid and enforceable in accordance with applicable regulations. “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology and know-how.

(l) Environmental Laws.

(i) The Company and each subsidiary has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request, relating to any Environmental Law involving the Company or any subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any national, state, provincial or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii) To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any subsidiary.

(iii) The Company and its subsidiaries (i) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses except to the extent that the failure to have such permits, licenses or other approvals would not have a Material Adverse Effect, and (ii) are in compliance, in all material respects, with all terms and conditions of any such permit, license or approval.

(m) Authorizations; Regulatory Compliance. The Company and each of its subsidiaries holds, and is operating in compliance with, all authorizations, licenses, permits, approvals, clearances, registrations, exemptions, consents, certificates and orders of any governmental authority and supplements and amendments thereto (collectively, “Authorizations”) required for the conduct of its business and all such Authorizations are valid and in full force and effect and neither the Company nor any of its subsidiaries is in material violation of any terms of any such Authorizations, except, in each case, as would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such Authorization, or has reason to believe that any such Authorization will not be renewed in the ordinary course, except to the extent that any such revocation, modification, or non-renewal would not be reasonably expected to have a Material Adverse Effect. The Company and each of its subsidiaries is in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any unresolved FDA Form 483, notice of adverse filing, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (“FDA”), or any other federal, state, local, or foreign governmental or regulatory authority, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) or comparable applicable law. The Company and each of its subsidiaries, and to the Company’s knowledge, each of their respective directors, officers, employees and agents, is and has been in material compliance with applicable health care laws (collectively, “Health Care Laws”). Neither the Company nor any of its subsidiaries has received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in material violation of any Health Care Laws or Authorizations and has no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding. Neither the Company nor any of its subsidiaries has received notice that any governmental authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such governmental authority is considering such action. The Company and each of its subsidiaries has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments thereto as required by any Health Care Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission). Neither the Company nor any of its subsidiaries has, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated or conducted any such notice or action. Neither the Company nor any of its subsidiaries is a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither the Company, its subsidiaries nor their officers, directors, employees, agents or contractors has been or is currently suspended, disbarred or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program or in human clinical research.

(n) Title. Neither the Company nor any of its subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all of its personal property and assets, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Material Adverse Effect. With respect to properties and assets it leases, each of the Company and its subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Material Adverse Effect.

(o) No Material Restrictions, Breaches, etc. Neither Company nor any subsidiary is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has had, or is reasonably expected in the future to have, a Material Adverse Effect. Neither Company nor any subsidiary is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has had, or is reasonably expected to have a Material Adverse Effect.

(p) Tax Status. The Company and each subsidiary has made and filed (taking into account any valid extensions) all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company or such subsidiary has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due from the Company or any subsidiary by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(q) Certain Transactions. Except for arm’s length transactions pursuant to which the Company or any subsidiary makes payments in the ordinary course of business upon terms no less favorable than it could obtain from third parties, none of the officers, directors, or employees of the Company or any subsidiary is a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(r) Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

(s) Insurance. The Company has insurance policies of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

(t) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 15(d) thereof (or that it would have been required to file by Section 15(d) of the Exchange Act if its duty to file thereunder had not been automatically suspended) (collectively, the “SEC Reports”) for the two (2) years preceding the date hereof.

(u) Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The pro forma financial information and the related notes, if any, included in the SEC Reports have been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and the regulations promulgated thereunder and fairly present in all material respects the information shown therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(v) Material Changes. Since the respective date of the latest balance sheet of the Company included in the financial statements contained within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the financial statements of the Company pursuant to GAAP or to be disclosed in filings made with the SEC, (iii) the Company has not materially altered its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued in the ordinary course pursuant to existing Company stock option or stock purchase plans or executive and director corporate arrangements disclosed in the SEC Reports, (vi) there has not been any change or amendment to, or any waiver of any material right under, any material contract under which the Company, or any of its assets are bound or subject, and (vii) except for the issuance of the Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company, its businesses, properties, operations or financial condition, as applicable, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed in the SEC Reports.

(w) Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is a party to any transaction with the Company or to a transaction contemplated by the Company (other than for services as employees, officers and directors) that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, except as set forth in the SEC Reports.

(x) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the previous twelve (12) months, received (i) written notice from the Nasdaq Capital Market (or such other market or exchange on which the Common Stock is then listed or traded) (the “Principal Market”) that the Company is not in compliance with the listing or maintenance requirements of Principal Market that would result in immediate delisting or (ii) any notification, Staff Delisting Determination, or Public Reprimand Letter (as such terms are defined in applicable listing rules of the Principal Market) that requires a public announcement by the Company of any noncompliance or deficiency with respect to such listing or maintenance requirements. Except as set forth in the SEC Reports, the Company is in compliance with all listing and maintenance requirements of the Principal Market on the date hereof.

(y) Sarbanes-Oxley. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it.

(z) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Company, including its subsidiaries, is made known to the principal executive officer and the principal financial officer.

(aa) Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed or that otherwise would have a Material Adverse Effect.

(bb) Foreign Corrupt Practices. Neither the Company and its subsidiaries, nor to the Company’s knowledge, any agent or other person acting on behalf of the Company and its subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(cc) Brokers’ Fees. Neither of the Company nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(dd) Disclosure Materials. The SEC Reports and the disclosure materials taken as a whole do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ee) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(ff) Reliance. The Company acknowledges that the Purchaser is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Purchaser purchasing the Shares. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Purchasers would not enter into this Agreement.

(gg) U.S. Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations promulgated thereunder.

4. Representations, Warranties and Agreements of the Purchasers. Each Purchaser represents and warrants to, and agrees with, the Company the following:

(a) Organization; Authority. Such Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement performance by such Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. This Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Shares pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws).

(c) Purchaser Status. At the time such Purchaser was offered the Shares, it was, and as of the date hereof it is, and on each date on which it converts any Shares, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, financial condition and results of operations of the Company, and materials relating to the offer and sale of the Shares, that have been requested by such Purchaser or its advisors, if any. Such Purchaser acknowledges and understands that its investment in the Shares involves a significant degree of risk.

(e) General Solicitation. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to such Purchaser’s knowledge, any other general solicitation or general advertisement.

(f) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(h) No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such that are not material and do not otherwise affect the ability of such Purchaser to consummate the transactions contemplated hereby.

(i) No Legal, Tax or Investment Advice. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

5. Transfer Restrictions. The Purchaser acknowledges and agrees as follows:

(a) None of the Shares have been registered for sale under the Securities Act, in reliance on the private offering exemption in Section 4(a)(2) thereof; the Company does not currently intend to register the Shares under the Securities Act at any time in the future; and the undersigned will not immediately be entitled to the benefits of Rule 144 with respect to the Shares.

(b) The Purchaser understands that there are substantial restrictions on the transferability of the Shares that the certificates representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if (a) such Shares are sold pursuant to a registration statement under the Securities Act, (b) such holder delivers to the Company an opinion of counsel, reasonably acceptable to the Company, that a disposition of the Shares is being made pursuant to an exemption from such registration, or (c) any other evidence reasonably requested and reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Shares may be effected without registration under the Securities Act. The Company will not require a legal opinion (x) in any transaction in compliance with Rule 144; or (y) in any transaction in which such Purchaser distributes Shares to an Affiliate of such Purchaser for no consideration.

6. Covenants and Other Rights.

(a) Listing of Common Stock. The Company shall promptly secure the listing of the Shares upon each national securities exchange and automated quotation system that requires an application by the Company for listing, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing, so long as any other shares of Common Stock shall be so listed. The Company shall use its reasonable best efforts to maintain the Common Stock’s listing on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market, unless the Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6(a).

(b) Tax Treatment of Common Stock and Preferred Stock. The Company covenants and agrees that, unless required pursuant to a final determination (within the meaning of Section 1313 of the Code, (i) the Shares constitute stock that participates in corporate growth to a significant extent within the meaning of Section 1.305-5(a) of the Treasury Regulations and therefore shall not be treated as preferred stock for purposes of Section 305 of the Code and the Treasury Regulations thereunder, and (ii) for U.S. federal and applicable state income and withholding tax purposes no dividends shall be treated as having been paid with respect to the Shares unless and until paid in cash with respect to the Shares. Each of the parties hereto shall file all tax returns and determine all taxes consistent with such treatment and shall not take any action that is inconsistent with such treatment unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Code).

(c) Stockholder Approval. The Company shall provide (as required by applicable law) each stockholder entitled to vote at a special meeting of stockholders of the Company (the “Stockholder Meeting”), which shall be promptly called and held not earlier than April 1, 2024 and not later than ninety (90) days following the Execution Date (the “Stockholder Meeting Deadline”), a proxy statement at the expense of the Company, soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for the approval of the issuance of the Shares in connection with the Exchange in compliance with Nasdaq Rules 5635(b) and 5635(d) (the “Stockholder Approval”, and the date the Stockholder Approval is obtained, the “Stockholder Approval Date”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such resolutions and to cause the Board to recommend to the stockholders that they approve such resolutions. The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline unless the Common Stock has been delisted from Nasdaq.

7. Conditions to Company’s Obligations at Closing. The Company’s obligation to complete the sale and issuance of the Shares and deliver the Shares to each Purchaser on the Closing Date, shall be subject to the following conditions to the extent not waived by the Company:

(a) Representations and Warranties. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date, as the case may be, with the same force and effect as if they had been made on and as of said date.

(b) Performance. Each Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(c) Receipt of Executed Documents. Each Purchaser shall have executed and delivered to the Company each of the Transaction Documents that requires its signature.

8. Conditions to Purchasers’ Obligations at Closing. Each Purchaser’s obligation to accept delivery of the Shares and to effect the Exchange on the Closing Date shall be subject to the following conditions to the extent not waived by CRG:

(a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects as so qualified) as of, and as if made on, the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

(b) Performance. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c) Certificate. The Chief Executive Officer of the Company shall execute and deliver to the Purchasers to the effect that the representations and warranties of the Company in Section 3 hereof are true and correct (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects as so qualified) as of, and as if made on, the date of this Agreement and as of the Closing Date and that the Company has satisfied in all material respects all of the conditions set forth in this Section 8.

(d) Good Standing. The Company and each of its subsidiaries is a corporation or other business entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(e) Judgments. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

(f) No Suspension. No suspension of trading shall have been imposed by the Nasdaq Capital Market, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock.

(g) Preferred Shares Certificate of Designation. In the event the Company is required to issue any Preferred Shares in connection with the Exchange, the Company shall have filed a Certificate of Designation for the newly designated Preferred Shares with the State of Delaware, which Certificate of Designation shall be substantially to the form attached as Exhibit A hereto

(h) Stockholder Approval. The Company’s stockholders entitled to vote at the Stockholder Meeting shall have approved the Exchange, in compliance with Nasdaq Rules 5635(b) and 5635(d).

(i) Nasdaq LAS. The Company shall have provided the Purchasers with a written confirmation from the Principal Market that the staff of the Principal Market shall have received for its review the Listing of Additional Shares Notification form submitted by the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the “Listing of Additional Shares Form”).

9. Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser, and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling person, from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of the Company’s actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Company of any covenant or agreement made by the Company, contained herein or in any other any other disclosure materials; provided, however, that the Company will not be liable in any such case to the extent and only to the extent that any such loss, liability, claim, damage, cost, fee or expense arises out of or is based upon the inaccuracy of any representations made by such indemnified party in this Agreement.

(b) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such indemnified person (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling person, from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened, and including in settlement of any litigation, but only if such settlement is effected with the written consent of Purchaser) insofar as such losses, liabilities, claims, damages, costs, fees and expenses are primarily based upon or primarily arise out of the

Purchaser’s actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or material breach by the Purchaser of any covenant or agreement made by the Purchaser, contained herein or in any other document delivered by the Purchaser in connection with this Agreement.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any Action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such Action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such Action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties and the indemnified party or parties mutually agree or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such Action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such Action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 9 for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel in such circumstance), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the Action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such Action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such Action, or (ii) be liable for any settlement of any such Action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such Action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

10. [Reserved]

11. Termination. This Agreement shall automatically terminate and become null and void if the Closing Date shall not have occurred on or before June 30, 2024.

12. Binding Effect. The Purchaser hereby acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

13. Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, or are deemed affiliates (as such term is defined under the Exchange Act) with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

14. No Third-Party Beneficiaries. This Agreement is intended only for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

15. Amendments and Waivers. Except as set forth in Section 7 and Section 8, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and each of the Purchasers.

16. Notices. Any consents, waivers or other communication required or permitted to be given hereunder shall be in writing and will be deemed to have been delivered: (i) upon receipt, when personally delivered; (ii) upon receipt when sent by certified mail, return receipt requested, postage prepaid; (iii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iv) when sent, if by e-mail, (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (v) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. For purposes of this Agreement, “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business. The addresses, facsimile numbers and email addresses for such communications shall be:

(a)	if to the Company, at

T2 Biosystems, Inc.

101 Hartwell Avenue

Lexington, MA 02421

Attention: Chief Financial Officer

E-mail: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Evan G. Smith

Email: [***]

or

(b)	if to CRG, at

CRG

1000 Main Street, Suite 2500

Houston, TX 77002

Attention: General Counsel

Facsimile: 713-209-7351

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

101 California St., 5th Floor

San Francisco, CA 94111

Attention: Mischi a Marca

Facsimile: (415) 693-2222

Email: [***]

(or, in any case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 16). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

17. Assignability. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser, and the transfer or assignment of the Shares shall be made only in accordance with all applicable laws.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles thereof relating to the conflict of laws.

19. Arbitration. The parties agree to submit all controversies to arbitration in accordance with the provisions set forth below and understand that:

(a) Arbitration shall be final and binding on the parties.

(b) The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c) Pre-arbitration discovery is generally more limited and different from court proceedings.

(d) The arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f) All controversies which may arise between the parties concerning this Agreement shall be determined by arbitration pursuant to the rules then pertaining to the Financial Industry Regulatory Authority in New York City, New York. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. The parties agree that the determination of the arbitrators shall be binding and conclusive upon them. The prevailing party, as determined by such arbitrators, in a legal proceeding shall be entitled to collect any costs, disbursements and reasonable attorney’s fees from the other party. Prior to filing an arbitration, the parties hereby agree that they will attempt to resolve their differences first by submitting the matter for resolution to a mediator, acceptable to all parties, and whose expenses will be borne equally by all parties. The mediation will be held in the County of New York, State of New York, on an expedited basis. If the parties cannot successfully resolve their differences through mediation within sixty (60) days from the receipt of the written notice of a matter from the notifying party, the matter will be resolved by arbitration. The arbitration shall take place in the County of New York, State of New York, on an expedited basis.

20. Blue Sky Qualification. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

21. Use of Pronouns. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

22. Securities Laws Disclosure; Publicity. The Company shall promptly, and no later than four Business Days after the date of this Agreement, file a Current Report on Form 8-K with the SEC disclosing the material terms of the transactions contemplated by the Transaction Documents (the “Transaction Form 8-K”). If the Company desires, the Company may also issue a press release relating to the Transaction Documents (the “Press Release”) prior to the filing of the Transaction Form 8-K. The Company shall give the Purchasers a reasonable opportunity to review and comment on the Transaction Form 8-K and Press Release. From and after the filing of the Transaction Form 8-K or, if applicable, the earlier issuance of the Press Release, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release or Transaction Form 8-K, as applicable, unless a Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 22, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with such transactions (including the existence and terms of such transactions).

23. Miscellaneous.

(a) This Agreement, together with the other Transaction Documents and any confidentiality agreement between the Purchaser and the Company, constitute the entire agreement between the Purchaser and the Company with respect to the Offering and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b) The representations and warranties of the Company and the Purchasers made in this Agreement shall survive the execution and delivery hereof and delivery of the Shares.

(c) If the Shares are certificated and any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Company’s transfer agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Company’s transfer agent for any losses in connection therewith or, if required by the transfer agent, a bond in such form and amount as is required by the transfer agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

(d) Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

(e) This Agreement may be executed in one or more original or facsimile or by an e-mail which contains a portable document format (.pdf) file of an executed signature page counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument and which shall be enforceable against the parties actually executing such counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in .pdf format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by e-mail of a document in pdf format shall be deemed to be their original signatures for all purposes.

(f) Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

(g) Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

(h) Each Purchaser hereby agrees to furnish the Company such other information as the Company may request prior to the Closing with respect to its purchase of Shares hereunder.

24. Public Disclosure. No Purchaser nor any officer, manager, director, member, partner, stockholder, employee, Affiliate, affiliated person or entity of a Purchaser shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the Company’s express prior approval. The Company has the right to withhold such approval in its sole discretion.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent there unto duly authorized, this Securities Purchase Agreement as of the date first above written.

COMPANY:

T2 BIOSYSTEMS, INC.

By	/s/ John Sprague
Name:	John Sprague
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent there unto duly authorized, this Securities Purchase Agreement as of the date first above written.

CRG:

CRG PARTNERS III L.P.

By CRG PARTNERS III GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

CRG PARTNERS III – PARALLEL FUND “A” L.P.

By CRG PARTNERS III – PARALLEL FUND “A” GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By	/s/ Nathan Hukill
Name:	Nathan Hukill
Title:	Authorized Signatory

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent there unto duly authorized, this Securities Purchase Agreement as of the date first above written.

CRG PARTNERS III (CAYMAN) UNLEV AIV I L.P.

By: CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By: CRG PARTNERS III (CAYMAN) GP LLC, its General Partner

By	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

Witness:	/s/ Ben Wessner

Name:	Ben Wessner

CRG PARTNERS III (CAYMAN) LEV AIV I L.P.

By: CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By: CRG PARTNERS III (CAYMAN) GP LLC, its General Partner

By	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

Witness:	/s/ Ben Wessner

Name:	Ben Wessner

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent there unto duly authorized, this Securities Purchase Agreement as of the date first above written.

CRG PARTNERS III PARALLEL FUND “B” (CAYMAN) L.P.

By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

By	/s/ Nathan Hukill

Name:	Nathan Hukill
Title:	Authorized Signatory

Witness:	/s/ Ben Wessner

Name:	Ben Wessner

SCHEDULE A

Purchaser	Principal Amount (including PIK)	Back- End Fee Waived(1)	Prepayment Premium Waived(1)	Exchange Amount (total)
CRG Partners III L.P.	2,047,472.85	204,747.29	0	2,252,220.14
CRG Partners III – Parallel Fund “A” L.P.	1,275,000.00	127,500.00	0	1,402,500.00
CRG Partners III (Cayman) Unlev AIV I L.P.	409,500.00	40,950.00	0	450,450.00
CRG Partners III (Cayman) Lev AIV I L.P.	4,945,242.35	494,524.24	0	5,439,766.59
CRG Partners III Parallel Fund “B” (Cayman) L.P.	6,322,784.80	632,278.47	0	6,955,063.27

Total	$15,000,000.00			$15,000,000.00

(1)	The back-end fee and prepayment premium associated with the principal being Exchanged are waived upon Closing.

EXHIBIT A

T2 BIOSYSTEMS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES [C]1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

T2 BIOSYSTEMS, INC., Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation or a duly authorized committee thereof on _______, 2024:

Resolved, that, pursuant to authority expressly set forth in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series C Convertible Preferred Stock, par value $0.001 per share, is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all of the classes and series of the Preferred Stock) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock is hereby approved as follows:

SERIES C CONVERTIBLE PREFERRED STOCK

Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

[1]	Series numbering to be confirmed globally

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Price” for the Series C Preferred Stock (as defined below) shall be $___2, subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series C Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means that certain Securities Purchase Agreement by and between the Corporation and the original Holders of the shares of Series C Preferred Stock, dated on or about February 15, 2024.

“Stated Value” means $___3 per share, subject to increase as set forth in Section 3 below.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

[2]

To be the lower of (a) the closing price for the Company’s Common Stock on Nasdaq on the business day preceding the date of issuance and (b) the average of the closing prices for the Company’s Common Stock on Nasdaq on the five business days prior to the date of issuance, as described in the Purchase Agreement.

[3]	To be 100 times the conversion price.

Designation, Amount and Par Value; Assignment.

The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be ______4. The Series C Preferred Stock shall have a par value of $0.001 per share.

The Corporation shall register shares of the Series C Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series C Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series C Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series C Preferred Stock may be issued solely in book-entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series C Preferred Stock in the Series C Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Series C Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 7(a)) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 7(a)) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series C Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. All declared but unpaid dividends on shares of Series C Preferred Stock shall increase the Stated Value of such shares, but when such dividends are actually paid any such increase in the Stated Value shall be rescinded.

Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series C Preferred Stock shall have no voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (ii) increase or decrease (other than by conversion) the number of authorized shares of Series C Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

[4]	To represent shares of common stock beyond the 49.99% or 9.99% ownership threshold, as applicable, as described in the Purchase Agreement.

Rank; Liquidation. The Series C Preferred Stock shall rank (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Stock (collectively, the “Junior Securities”); (ii) on parity with the Common Stock; (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock (together with the Common Stock, the “Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series C Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”). Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each holder of shares of Series C Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Junior Securities and pari passu with any distribution to the holders of Parity Securities, an equivalent amount of Distributions as would be paid on the Common Stock underlying the Series C Preferred Stock, determined on an as-converted basis (without regard to any limitations on conversion), plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Junior Securities. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series C Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation available for distribution to its stockholders shall be distributed pari passu among the holders of the shares of Series C Preferred Stock and Parity Securities, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation (without regard to the Beneficial Ownership Limitation) immediately prior to such Liquidation. The Corporation shall mail written notice of any such Liquidation not less than 45 days prior to the payment date stated therein, to each Holder of shares of Series C Preferred Stock.

Conversion.

Conversions at Option of Holder. Each share of Series C Preferred Stock shall be convertible, at any time and from time to time from and after the Reverse Split Amendment (as defined in the Purchase Agreement) has been filed to the Secretary of State of the State of Delaware , at the option of the Holder thereof, into a number of shares of Common Stock equal to the product of the Conversion Ratio (as defined below) and the number of shares of Series C Preferred Stock to be converted. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction (as defined below) or following a notice provided for under Section 7(e)(ii) hereof, the Notice of Conversion must specify at least a number of shares of Series C Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series C Preferred Stock then held by the Holder. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and there is an effective registration statement permitting the resale of the Conversion Shares by the Holder or the resale of the Conversion Shares is permitted without restriction pursuant to Rule 144 of the Securities Act of 1933, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation; provided that the original certificate(s) (if any) representing such shares of Series C Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original shares of Series C Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

Conversion Ratio. The “Conversion Ratio” for each share of Series C Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series C Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be by email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series C Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 49.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)). The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage, not to exceed 49.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such written notice is delivered to the Corporation. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. Notwithstanding the foregoing, following receipt by the Corporation of the Change of Control Approval Date (as such term is defined in the Purchase Agreement), a holder of Series C Preferred Stock may, by written notice to the Company, elect for the Beneficial Ownership Limitation to no longer apply to the conversion of such holder’s Series C Preferred Stock or for any other purposes relating to this Certificate of Designation, which will not be effective until the 61st day after such written notice is delivered to the Company.

Mechanics of Conversion

Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder holds shares of Series C Preferred Stock in certificated form, two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series C Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) issue in book-entry form or, if requested by any Holder, a physical certificate or certificates, the number of Conversion Shares being acquired upon the conversion of shares of Series C Preferred Stock, and deliver, or cause to be delivered, to the converting Holder a book-entry notation or such physical certificate or certificates evidencing such shares, or (b) in the case of a DWAC Delivery (if so requested by the Holder to the extent permitted by Section 6(a) hereof), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a book-entry issuance or DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series C Preferred

Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series C Preferred Stock unsuccessfully tendered for conversion to the Corporation.

Obligation Absolute. Subject to Sections 6(c) and 6(d) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(e)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Sections 6(c) and 6(d) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(e)(i) above, in the event a Holder shall elect to convert any or all of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series C Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series C Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Sections 6(c) and 6(d) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(e)(i) above, issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to

Section 6(e)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series C Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.

Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series C Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series C Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i).

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series C Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

Transfer Taxes and Expenses. The issuance of certificates (or book entry notations) for shares of the Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates (or such book entry notation), provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate (or such book entry notation) upon conversion in a name other than that of the registered Holder(s) of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates (or such book entry notation) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay any transfer agent fees required for same-day processing of any Notice of Conversion and any fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Status as Stockholder. Upon each Conversion Date: (i) the shares of Series C Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates (or book entry notations) for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Preferred Stock.

Certain Adjustments.

Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series C Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Fundamental Transaction. If, at any time while any shares of Series C Preferred Stock are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination and excluding shares acquired upon conversion of any currently outstanding convertible securities in accordance with the terms thereof as in effect on the date hereof) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series C Preferred Stock, each Holder shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(c) on the conversion of the Series C Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and/or any additional or other consideration (the “Alternate Consideration”) as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (without regard to any limitation in Section 6(c) on the conversion of the Series C Preferred Stock). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon conversion of the Series C Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(c) and insuring that this Series C Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock issued and outstanding (excluding any treasury shares of the Corporation).

Notice to the Holders.

Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series C Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Miscellaneous.

Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, via email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 101 Hartwell Avenue, Lexington Massachusetts 02421, Attention: Chief Financial Officer, with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 200 Clarendon Street, Boston, MA 02116, Attention: Evan Smith, Evan.Smith@lw.com; or such other email address or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or mailing address of such Holder appearing on the books of the Corporation, or if no such email address or mailing address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via email prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate, if applicable, shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, if requested by the Holder, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series C Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

Status of Converted Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

Redemption by the Corporation. The Series C Preferred Stock shall not be redeemable by the Corporation.

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IN WITNESS WHEREOF, T2 Biosystems, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock to be executed by its duly authorized officer this ____ day of _____, 2024.

John Sperzel
Chairman of the Board of Directors, President and Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF SERIES C PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series C Preferred Stock indicated below, represented by stock certificate No(s). _______________ or book entry notation (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of T2 Biosystems, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on ________, 2024.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series C Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is ______%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series C Preferred Stock owned
prior to Conversion:

Number of shares of Series C Preferred Stock
to be Converted:

Number of shares of Common Stock
to be Issued:

Address for delivery of physical certificates:

Or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER

By:

Name:

Title:

Date: